CERTIFICATE OF DESIGNATION
OF
SERIES A PARTICIPATING CONVERTIBLE
PREFERRED STOCK
OF
CLEVELAND BIOLABS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware.

Cleveland BioLabs, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution, creating a series of its Preferred Stock, $0.005 par value per share, designated as:

Series:	Number of Designated Shares:

Series A Participating Convertible Preferred Stock	3,750,000

RESOLVED, that a series of the class of authorized Preferred Stock, $0.005 par value per share, of the Corporation (the “Preferred Stock”) to be designated Series A Participating Convertible Preferred Stock (the “Series A Preferred Stock” and shares thereof “Series A Preferred Shares”) is hereby created. The voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows (with capitalized terms being defined as set forth in Section 11 below, except as otherwise defined herein):

1. Number of Shares. The number of shares constituting the Series A Preferred Stock shall be as set forth above. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, or upon the conversion of any outstanding securities or rights issued by the Corporation convertible into Series A Preferred Stock; provided further that no increase or decrease shall be effective unless the Corporation obtains the prior written consent of all of the Series A Directors (as defined below) then serving, or, if no Series A Directors are then serving then the consent of all of the Series A Representatives (as defined below), if any (such consent, whether given by the Series A Directors or Series A Representatives, as applicable, a “Series A Consent”).

2. Ranking. Subject to Section 4B and Section 5 below, the Series A Preferred Stock ranks senior to the Common Stock and to all other classes and series of capital stock of the Corporation as to the payment of dividends and distributions on liquidation, as to redemptions and as to any other payment or distribution with respect to capital stock of the Corporation.

3. Voting.

3A. Except as may be otherwise provided in this Certificate of Designation or as otherwise required by applicable law, the Series A Preferred Stock shall vote together with the Common Stock as a single class on all actions to be taken by the stockholders of the Corporation. The holders of Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws. Each share of Series A Preferred Stock shall entitle the holder thereof to one vote per share on each such action for each whole share of Common Stock into which such share of Series A Preferred Stock is then convertible as of the record date for such vote or, if no record date is specified, as of the date of such vote.

3B. Effective as of the Original Issue Date, the Board shall consist of up to seven directors. Subject to and in accordance with the provisions of the Stockholders’ Agreement, (a) the holders of at least a majority of the Series A Preferred Stock shall be entitled to elect up to two directors of the Corporation (the “Series A Directors”), and (b) the remaining directors of the Corporation shall be elected by holders of a plurality of the Series A Preferred Stock (on an as-if-converted basis) and Common Stock, voting together as a class. A vacancy in any directorship filled by the holders of the Series A Preferred Stock pursuant to this Section 3B and the Stockholders’ Agreement shall be filled only by vote or written consent in lieu of a meeting of holders of at least a majority of the Series A Preferred Stock and any other vacancy may be filled in accordance with the Stockholders’ Agreement and the Corporation’s By-laws as in effect from time to time.

4. Dividends. The holders of shares of Series A Preferred Stock are entitled to the following dividends:

4A. Preferential Dividends. To the extent permitted by law, the Corporation shall pay preferential cumulative dividends to the holders of the shares of Series A Preferred Stock as provided in this Section 4A. Dividends on each share of Series A Preferred Stock shall accrue daily on the basis of a 365 day year at an annual rate of six percent (6%) of the Series A Liquidation Value from the Original Issue Date until the conversion of such share of Series A Preferred Stock. Accumulated dividends on each share of Series A Preferred Stock shall be payable on August 1 and February 1 of each year, whether or not declared by the Board, and in any event upon conversion of such share of Series A Preferred Stock or upon a Liquidation Event. Such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividend, distribution or payment can be made with respect to any stock ranking junior to the Series A Preferred Stock and before any monies can be paid or set aside for the purchase or redemption of any stock ranking junior to the Series A Preferred Stock (other than arrangements with the Corporation’s employees or consultants for the repurchase of securities upon termination of employment or consulting relationship or pursuant to equity incentive agreements with service providers giving the Corporation the right to repurchase shares upon the termination of services). Such dividends shall be payable, at the option of the Corporation, in cash or in shares of Common Stock (valued at the then current Market Price per share of Common Stock. Unless otherwise consented to by holders of a majority of the then outstanding Series A Preferred Stock, in the event that there shall be outstanding accumulated and unpaid dividends on shares of Series A Preferred Stock, it shall be a condition to consummating any Liquidation Event or Mandatory Conversion that the Corporation pay such dividends in the manner prescribed under Section 5 and Section 6N, respectively, to each holder of Series A Preferred Stock entitled thereto. Without limiting the foregoing, except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to all outstanding shares of Series A Preferred Stock, such payment shall be distributed ratably among the holders of such shares based upon the number of shares of such series held by each such holder.

4B. Other Dividends. In addition to the covenants set forth in Section 4A, the holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) paid with respect to the Common Stock (treating each share of Series A Preferred Stock as being equal to the share or shares of Common Stock into which each such share of Series A Preferred Stock is then convertible).

5. Liquidation. Upon any Liquidation Event, each holder of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Preferred Stock, an amount equal to the sum of (a) the Series A Liquidation Value of each share of Series A Preferred Stock held by such holder, plus any accrued but unpaid dividends thereon and (b) the amount such holder would receive if all holders of Series A Preferred Stock had converted their shares of Series A Preferred Stock in accordance with Section 6 below immediately prior to such Liquidation Event (assuming all outstanding securities convertible into, exchangeable for or exercisable for shares of Common Stock having an exercise price, conversion price or exchange rate less than the Market Value of a share of Common Stock had been so converted, exercised or exchanged pursuant to the terms of the documents governing such securities and all consideration to be paid for shares of Common Stock thereunder had been paid. Such amount payable with respect to one (1) share of the Series A Preferred Stock is sometimes referred to as the “Series A Liquidation Preference Payment.” If upon such Liquidation Event, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit payment to the holders of Series A Preferred Stock of the amount distributable as aforesaid, then, subject to the rights of any stock ranking senior to the Series A Preferred Stock, the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Written notice of any proposed Liquidation Event, stating a payment date, the amount of the Series A Liquidation Preference Payment and the place where said Series A Liquidation Preference Payment shall be payable, shall be furnished to each holder of record of Series A Preferred Stock not less than twenty (20) days prior to the payment date stated therein, to the holders of record of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

6. Conversions. The holders of shares of Series A Preferred Stock shall have the following conversion rights and obligations:

6A. Right to Convert. Subject to the terms and condi-tions of this Section 6, the holder of any share or shares of Series A Preferred Stock shall have the right, at the holder’s option at any time, to convert any such share of Series A Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by dividing (i) the Series A Liquidation Value, plus all accumulated and unpaid dividends thereon, by (ii) the Conversion Price then in effect. Such rights of conversion shall be exercised by the holder of Series A Preferred Stock by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares to be converted (or, if such certificate or certificates have been lost, stolen or mutilated, an executed affidavit of loss with respect thereto) to the Corporation at its principal office (or such other office or agency of the Corpora-tion as the Corporation may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

6B. Issuance of Certificates; Time Conversion Effected. Promptly, and in any event, within three business days, after the receipt of the written notice referred to in Section 6A and the surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted (or, if applicable, an affidavit of loss), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered (or affidavit of loss has been received by the Corporation, if applicable) as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease, including without limitation, the right to receive the Series A Liquidation Preference Payment, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

6C. Series A Conversion Price.

(a) Initial Conversion Price.  The initial Conversion Price will be $2.00 per share. In order to prevent dilution of the conversion rights granted to holders of Series A Preferred Stock hereunder, the Conversion Price will be subject to adjustment from time to time pursuant to this Section 6C and Sections 6F, 6G and 6H. For purposes of this Section 6C, the Corporation shall be deemed to have issued or sold Common Stock under the circumstances as set forth in Section 6D below.

(b) Adjustment for Dilutive Events. If and whenever on or after the Original Issue Date, the Corporation issues or sells, or in accordance with Section 6D below is deemed to have issued or sold, any shares of Common Stock for consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale (a “Dilutive Event”), then forthwith upon the occurrence of any such Dilutive Event the Conversion Price will be reduced (in order to increase the number of shares of Common Stock into which each Series A Preferred Share is convertible) to that price per share determined by multiplying the Conversion Price in effect immediately prior to the time of such Dilutive Event by a fraction, (i) the numerator of which shall be (x) the number of shares of Common Stock Deemed Outstanding immediately prior to the Dilutive Event, plus (y) the number of shares of Common Stock that the aggregate consideration (if any) received by the Corporation for the total number of such shares of Common Stock so issued or sold, or deemed issued or sold, in such Dilutive Event would purchase at the Conversion Price in effect immediately prior to such Dilutive Event, and (ii) the denominator of which shall be the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Event; provided, however, that additional shares of Common Stock issued or sold (or deemed issued or sold) without consideration shall be deemed to have been sold for $0.01 per share. Notwithstanding the foregoing, the issuance by the Corporation of any of the following shall not constitute a Dilutive Event: (A) up to 500,000 securities issued or issuable to employees, consultants or members of the Board for the purpose of soliciting or retaining their services to the extent approved by the Board or compensation committee thereof, (B) securities issued as a dividend on, subdivision of or other distribution in respect of all Common Stock, or (C) securities issued upon conversion, exercise or exchange of any equity securities issued on or prior to the Original Issue Date so long as such securities are issued pursuant to the terms of such previously issued equity securities as in effect at the time of such prior issuance.

6D. Common Stock Deemed Outstanding.  For purposes of determining the adjusted Conversion Price pursuant to Section 6C(b) above, the “Common Stock Deemed Outstanding” shall be the number of shares of Common Stock actually issued and outstanding plus the number of shares of Common Stock issuable on the conversion of the Series A Preferred Shares.

(a) Issuance of Rights or Options. If (i) the Corporation in any manner grants any rights or options to subscribe for or to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock (such rights or options referred to herein as “Options” and such convertible or exchangeable stock or securities referred to herein as “Convertible Securities”) and (ii) the Price Per Share of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then, except for cases of the type contemplated by Section 6H(a), in which case the provisions thereof shall apply, (x) the total maximum amount of such Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum number of Convertible Securities issuable upon the exercise of such Options will be deemed to be Common Stock issued and sold by the Corporation, (y) the consideration received pursuant to the Dilutive Event will equal the Price Per Share times the number of shares of Common Stock so deemed issued and sold by the Corporation and (z) the number of shares of Common Stock so deemed issued and sold by the Corporation shall be included in the Common Stock Deemed Outstanding. For purposes of this Section 6D(a), the “Price Per Share” will be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, and without double-counting, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price will be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities; provided, that, if such Options expire or lapse without being exercised and/or converted into Common Stock, then the Conversion Price will be readjusted to the Conversion Price which would have been in effect had such expired or lapsed Options not been issued.

(b) Issuance of Convertible Securities. If (i) the Corporation in any manner issues or sells any Convertible Securities and (ii) the Price Per Share of shares of Common Stock issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, except for cases of the type contemplated by Section 6H(a), in which case the provisions thereof shall apply, (x) the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities will be deemed to be Common Stock issued and sold by the Corporation, (y) the consideration received pursuant to the Dilutive Event will equal the Price Per Share times the number of shares of Common Stock so deemed issued and sold by the Corporation and (z) the number of shares of Common Stock so deemed issued and sold by the Corporation shall be included in the Common Stock Deemed Outstanding. For the purposes of this Section 6D(b), the “Price Per Share” will be determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price will be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments to the Conversion Price had been or are to be made pursuant to Section 6D(a) above, no further adjustment of the Conversion Price will be made by reason of such issue or sale; provided, that, if such Convertible Securities expire or lapse without being exercised and/or converted into Common Stock, then the Conversion Price will be readjusted to the Conversion Price which would have been in effect had such expired or lapsed Convertible Securities not been issued.

(c) Change in Option Price or Conversion Rate. If at any time there is a change in (i) the purchase price provided for in any Options, (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible or exchangeable for Common Stock, then the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect had those Options or Convertible Securities still outstanding at the time of such change provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time such Options or Convertible Securities were initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment will not be effective until thirty (30) days after written notice thereof has been given by the Corporation to all holders of the Series A Preferred Shares.

(d) Calculation of Consideration Received. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor or the Price Per Share, as the case may be, will be deemed to be the amount received or to be received by the Corporation therefor. In case any shares of Common Stock, Options or Convertible Securities are issued or sold in whole or in part for a consideration other than cash, the amount of the consideration other than cash received by the Corporation or the non-cash portion of the Price Per Share, as the case may be, will be the Fair Market Value of such consideration received or to be received, respectively, by the Corporation; except where such consideration consists of securities, in which case the amount of consideration received or to be received, respectively, by the Corporation will be the Market Price thereof as of the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving corporation as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be.

(e) Integrated Transactions. In the event that any Option is issued in connection with the issuance or sale of other securities of the Corporation, which issuances together comprise one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued for a consideration of $.01.

(f) Treasury Shares. The number of shares of Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issuance or sale of Common Stock by the Corporation.

6E. Partial Conversion; Fractional Shares. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corpora-tion, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certi-ficate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, may pay to the holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to the current Market Price of such frac-tional share.

6F. Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

6G. Dividends and Distributions.

(a) In the event the Corporation, at any time or from time to time after the Original Issue Date shall make, issue or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, Options or Convertible Securities without payment of any consideration by such holder for such additional shares of Common Stock, Options or Convertible Securities, then, except for dividends which are of the type contemplated by Section 6F above (in which case the provisions thereof shall apply), following the record date fixed for the determination of holders of shares of Common Stock entitled to receive such dividend or other distribution (or the date of such dividend or other distribution is paid if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall be increased in proportion to the increase in number of shares of Common Stock Deemed Outstanding, which calculation for purposes of this Section 6H only, shall include the number of shares of Common Stock issued or issuable as a result of the dividend or other distribution. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b) In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock the stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities, indebtedness, assets, options or rights of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities, indebtedness, assets, options or rights receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6.

6H. Organic Change. Prior to the consummation of an Organic Change, the terms of the Series A Preferred Stock shall be deemed modified, without payment of any additional consideration therefor, so as to provide that upon the conversion of shares of Series A Preferred Stock following the consummation of such Organic Change, the holder of such shares of Series A Preferred Stock shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its shares of Series A Preferred Stock into Common Stock immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price made after the date of consummation of the Organic Change. All other terms of the Series A Preferred Stock shall remain in full force and effect following such an Organic Change. The provisions of this Section 6G shall similarly apply to successive Organic Changes. The Corporation shall give written notice to the holders of the Series A Preferred Stock at least twenty (20) days prior to the date on which any Organic Change shall take place, which notice shall set forth the means by which the provisions of this Section 6 have been complied with.

6I. Notice of Adjustment.

(a) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of shares of Series A Preferred Stock specifying the Conversion Price in effect thereafter.

(b) The Corporation shall give written notice to all holders of Series A Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record for determining rights to vote with respect to any Organic Change or Liquidation Event. The Corporation shall also give written notice to the holders of Series A Preferred Stock at least twenty (20) days prior to the date on which any Organic Change or Liquidation Event shall occur.

6J. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all then outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securi-ties exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjust-ment of any Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conver-sion of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

6K. No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

6L. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

6M. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applic-able securities laws.

6N. Mandatory Conversion. In the event that either: (a) the Corporation consummates a firm commitment underwritten initial public offering of shares of Common Stock in which the price paid for such shares by the public is at least $2.00 per share (a “Qualified IPO”); (b) the Corporation completes a merger with a United States public company (having a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended) and receives a declaration of effectiveness from the SEC with respect to a resale registration statement on Form SB-2 (or S-3 or other applicable form) previously filed with the SEC registering all of the shares of Common Stock issuable upon conversion of the Series A Preferred Shares (a “Public Merger”), or (c) the Corporation receives a declaration of effectiveness from the SEC with respect to a resale registration statement on Form S-1 (or SB-2 or other applicable form) previously filed with the SEC registering all of the shares of Common Stock issuable upon conversion of the Series A Preferred Shares (“Resale Registration”) then, simultaneously upon satisfaction of any one of the events described in (a), (b) or (c) above, all outstanding shares of Series A Preferred Stock shall automat-ically convert to shares of Common Stock on the same basis set forth above in Section 6A. Upon any such conversion of the Series A Preferred Stock, the Corporation shall promptly deliver to the holders of Series A Preferred Stock written notice of the conversion, the event triggering same and instructions for surrendering certificates evidencing shares of Series A Preferred Stock. Holders of shares of Series A Preferred Stock so converted may then deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by the aforementioned written notice) during its usual business hours, the certificate or certificates for the shares so converted or, if such certificate is or such certificates are lost, stolen or mutilated, an executed affidavit of loss relating thereto. As promptly as practicable after receipt of surrendered stock certificates or an affidavit of loss, and in any event within 10 business days thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to Section 6E. Until such time as a holder of shares of Series A Preferred Stock shall surrender the certificates representing the Series A Preferred Stock as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

6O. Optional Conversion. If the holders of a majority of the outstanding Series A Preferred Shares so elect, by signed written consent, all of the outstanding shares of Series A Preferred Stock shall automatically convert into shares of Common Stock on the same basis set forth above in Section 6A. Holders of shares of Series A Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted or, if such certificate is or such certificates are lost, stolen or mutilated, an executed affidavit of loss relating thereto. As promptly as practicable after receipt of surrendered stock certificates or an affidavit of loss, and in any event within 10 business days thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to Section 6E. Until such time as a holder of shares of Series A Preferred Stock shall surrender the certificates representing the Series A Preferred Stock as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof. Notwithstanding anything to the contrary herein, if an election for conversion has been made hereunder in connection with a transaction involving the Corporation, then any such conversion shall be conditioned upon, and shall not be effected until, the consummation of such transaction.

6P. No Impairment. The Corporation will not, by amendment of this Certificate of Designation or its Certificate of Incorporation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of the all the provisions of this Section 6 and in the taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

7. Restrictions. In addition to any other rights provided by law (including, without limitation, any required series votes or consents required from the holders of the Series A Preferred Stock, as the case may be, by Section 242 of the General Corporation Law), so long as at least fifty percent (50%) of the authorized Series A Preferred Stock remains outstanding, the Corporation shall not, without first obtaining a Series A Consent:

(i) amend, change, alter or repeal any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

(ii) increase or decrease the authorized number of shares of Series A Preferred Stock;

(iii) take any action that results in the redemption of any shares of Common Stock (other than arrangements with the Corporation’s employees or consultants for the repurchase of securities upon termination of employment or consulting relationship or pursuant to equity incentive agreements with service providers giving the Corporation the right to repurchase shares upon the termination of services);

(iv) create (by reclassification or otherwise) any new class or series of shares or securities having any rights, preferences or privileges senior or superior to the Series A Preferred Stock (unless such “superior” right, preference or privilege is offered to all holders of the Series A Preferred Stock, in which case no consent shall be required);

(v) amend or waive any provision of the Corporation’s Certificate of Incorporation or Bylaws relative to the Series A Preferred Stock;

(vi) incur indebtedness for borrowed money (other than indebtedness incurred in the ordinary course of the Corporation’s business, consistent with past practice or borrowings from a financial institution involving no equity component) which possesses senior repayment rights to the Series A Preferred Stock;

(vii) take any action that results in a confession of judgment against the Corporation, or settlement or compromise of any claim by or against the Corporation which could have a material adverse effect on the Corporation;

(viii) take any action that constitutes filing for bankruptcy or receivership;

(ix) take any action that results in any material loans to any insider or shareholder or director or executive officer of the Corporation or any guaranty of any debt of a third party;

(x) take any action that results in the consummation of any material contracts with any shareholder or insider or affiliate or director or executive officer of the Corporation other than in the ordinary course of business; provided, however, that the Corporation may enter into such contracts on arms-length terms with The Cleveland Clinic Foundation or ChemBridge Corporation so long as such contracts are consistent with the Corporation’s past practice in nature and amount; or

(xi) take any action in furtherance of any of the foregoing.

8. Miscellaneous.

8A. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Series A Preferr-ed Stock. Upon the surrender of any certificate representing shares of Series A Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certi-ficate. Each such new certificate will be registered in such name and will represent such number of shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the shares of Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such shares of Series A Preferred Stock represented by the surrendered certificate.

8B. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the shares of Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

9. Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of the holder or holders of at least a majority of the outstanding Series A Preferred Stock at the time such action is taken; provided that no action will adversely discri-minate among any holders of shares of Series A Preferred Stock other than as a result of differences in the number of shares of Series A Preferred Stock held by such holders without the consent of such holders.

10. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be deemed delivered (a) if delivered personally, when delivered, (b) if sent by overnight delivery, on the next business day following deposit with a nationally recognized courier, (c) if sent by registered or certified mail, return receipt requested, postage prepaid, on the third business day after registration or certification thereof, or (d) if sent by confirmed facsimile transmission, on the date transmitted if during normal business hours of the recipient and otherwise on the next business day, provided, that any such facsimile transmission shall be followed by delivery via another method permitted hereby, in each case, when delivery is made (i) if to the Corporation, at its principal executive offices, and (ii) if to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by such holder).

11. Definitions.

For purposes of this Certificate of Designation, the definitions of terms contained in the Certificate of Incorporation are hereby incorporated by reference, except to the extent that any term is specifically defined in this Certificate of Designation. As used in this Certificate of Designation:

“Board” means the Corporation’s Board of Directors.

“Common Stock” means the Common Stock, $0.005 par value per share, of the Corporation, as described in the Certificate of Incorporation.

“Conversion Price” means $2.00 per share or, in case an adjustment of such price has taken place pursuant to the provisions of Section 6, then the conversion price as last adjusted and in effect at the date any share or shares of Series A Preferred Stock are surrendered for conversion.

“Corporate Sale” means any merger, consolidation, reorganization or other similar transaction of the Corporation into or with any other corporation or entity (other than with and into a corporation or other entity, 100% of the outstanding capital stock or other equity interests of which are held by the Corporation), or a sale, conveyance, mortgage, transfer, license, pledge, lease or other disposition of all or substantially all of the assets of the Corporation, or any other transaction in which the holders of the outstanding voting securities of the Corporation immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity immediately following such transaction.

“Fair Market Value” means the value determined jointly by the Corporation and the holder or holders of at least a majority of the outstanding Series A Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair market value will be determined by an independent appraiser jointly selected by the Corporation and the holder or holders of a majority of the Series A Preferred Shares. If the Corporation and the holder or holders of a majority of the Series A Preferred Shares are unable to mutually agree upon an appraiser, each of the Corporation and the holder or holders of a majority of the Series A Preferred Shares shall select an appraiser, and the two appraisers shall select a third appraiser to determine such Fair Market Value, which appraised value shall be binding on all parties. The fees and expenses of all appraisers hereunder shall be borne by the Corporation. Fair Market Value with respect to any securities of the Corporation shall be determined without discount for lack of liquidity, lack of control, or the fact that any securities so appraised represent a minority interest in the Corporation.

“Liquidation Event” shall mean (a) any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or (b) unless otherwise agreed in writing by holders of at least a majority of the outstanding Series A Preferred Stock, any Corporate Sale.

“Market Price” of any security means the average of the trading prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the bid and asked prices on the primary exchange on which such security is listed at the end of such day, or, if on any day such security is not so listed, the average of the bid and asked prices quoted on The Nasdaq Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted on The Nasdaq Stock Market, the average of the bid and asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 5 consecutive business days ending on the day prior to the day “Market Price” is being determined. If at any time such security is not listed on any securities exchange or quoted on The Nasdaq Stock Market or the over-the-counter market, the “Market Price” will be the fair value thereof determined in good faith by the Board with a Series A Consent, which shall not be unreasonably withheld; provided, that such fair value of the Series A Preferred Stock shall not be less than the Series A Liquidation Value.

“Organic Change” means any recapitalization, reorganization, reclassifi-cation, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquida-tion) stock, securities or assets with respect to or in exchange for shares of Common Stock.

“Original Issue Date” means the date as of which the first shares of Series A Preferred Stock are issued by the Corporation.

“Person” means an individual, corporation, partnership, limited liability company, limited partnership, syndicate, person (including, without limitation, a “Person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Series A Liquidation Value” means $2.00 (adjusted appropriately in the event the shares of Series A Preferred Stock are subdivided into a greater number, whether by stock split, stock dividend or otherwise, or combined into a lesser number, whether by reverse stock split or otherwise).

“Series A Representatives” shall mean those two individuals who may be designated, from time to time, if at all, by holders of at least a majority of the Series A Preferred Shares as representatives of all such holders, which designation shall be evidenced in writing and delivered to the Corporation.

“Stockholders’ Agreement” means the Series A Stockholders’ Agreement by and among the Corporation, certain holders of Common Stock and the original holders of the Series A Preferred Stock, as such agreement may from time to time be amended in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Series A Participating Convertible Preferred Stock on this 8th day of March, 2005.

Cleveland BioLabs, Inc.

By:	/s/ Michael Fonstein
Michael Fonstein, its Chief Executive Officer and President